Exhibit 99.1

Quidel Contact:	Media and Investors Contact:
Quidel Corporation	Quidel Corporation
Randy Steward	Ruben Argueta
Chief Financial Officer	858.646.8023
858.552.7931	ruben.argueta@quidel.com

QUIDEL REPORTS FOURTH QUARTER AND FULL YEAR 2016 FINANCIAL RESULTS
SAN DIEGO, CA – (Marketwired) - February 8, 2017 — Quidel Corporation (NASDAQ: QDEL), a provider of rapid diagnostic testing solutions, cellular-based virology assays and molecular diagnostic systems, announced today financial results for the fourth quarter and year ended December 31, 2016.

Fourth Quarter 2016 Highlights:

•	Total revenue was $52.8 million as compared to $52.4 million in the fourth quarter of 2015.

•	Total influenza revenue increased 2% from the fourth quarter of 2015 to $23.3 million.

•	Together, Sofia® and Molecular revenues were $20.2 million, or 38% of total revenue in the fourth quarter of 2016.

•
Reported GAAP EPS of $(0.06) per share as compared to $(0.01) per share in the fourth quarter of 2015 and reported non-GAAP EPS of $0.17 per diluted share as compared to $0.10 per diluted share in the fourth quarter of 2015.

•	Received 510(k) clearance from the U.S. Food and Drug Administration (FDA) for Solana® HSV 1+2 /VZV assay.

•	Received 510(k) clearance from the FDA for Solana® Strep Complete assay for detection of Strep A + C/G.

Full Year 2016 Highlights:

•	Total revenue decreased by 2% to $191.6 million, as compared to $196.1 million in 2015.

•	Total influenza revenue declined 15% from 2015 to $71.8 million.

•	Together, revenues from Sofia® and Molecular products increased 12% over 2015 to $60.4 million, or 32% of total revenue.

•
Reported GAAP EPS of $(0.42) per share for the full year 2016 as compared to $(0.18) per share for the full year 2015 and reported non-GAAP EPS of $0.19 per diluted share for the full year 2016 as compared to $0.32 per diluted share for the full year of 2015.

•	Received 510(k) clearance from the FDA for 4 new Solana® assays.

Fourth Quarter 2016 Results
Total revenue for the fourth quarter of 2016 was $52.8 million, versus $52.4 million in the fourth quarter of 2015. The 1% increase in revenue was primarily due to higher sales of Immunoassay, Molecular and Specialty products, partially offset by a decrease in Virology and Grant revenue in the fourth quarter of 2016.

Immunoassay product revenue increased 5% in the fourth quarter, led by a 17% rise in Sofia revenue, partially offset by a 4% decline in total QuickVue sales. During the fourth quarter of 2016, the Virology category declined 12%, while the Molecular category grew 72% to $2.7 million. Specialty Products grew 23%, and the Other revenue category decrease was affected by $1.9 million in grant revenue recognized in the fourth quarter of 2015 that was not repeated in 2016.

“Our fourth quarter results were softened by two factors.  First, although states like Florida, North Carolina and some others saw earlier starts to the influenza season than last year, many did not.  And second, while data in our Virena cloud indicated increasing Sofia influenza test usage and positivity rates in many states in December, distributors consumed their inventories to levels that were roughly two-thirds of what they were at the end of 2015,” said Douglas Bryant, president and CEO of Quidel Corporation.“On the positive side, Sofia placements were significant, as anticipated, and our molecular franchise grew nicely, driven by the launch of multiple Solana assays earlier in the year.”

Cost of Sales in the fourth quarter of 2016 increased $1.0 million to $19.1 million, the result of unfavorable product mix and increased depreciation from Sofia instruments. Gross margin for the quarter was 64% as compared to 65% for the same period last year, due to lower grant revenue and product mix. R&D expense decreased by $2.4 million in the fourth quarter as compared to the same period last year, primarily due to reduced spend on Savanna and Sofia. Sales and Marketing expense decreased by $0.6 million in the fourth quarter of 2016, as compared to the fourth quarter of 2015 largely due to reduced commercial personnel costs. G&A expense decreased by $0.9 million in the quarter, primarily due to the elimination of the Medical Device Excise Tax and lower stock compensation expense.

Net loss for the fourth quarter of 2016 was $2.0 million, or $(0.06) per share, as compared to net loss of $0.4 million, or $(0.01) per share, for the fourth quarter of 2015. On a non-GAAP basis, excluding amortization of intangibles, stock compensation expense and certain non-recurring items, net income for the fourth quarter of 2016 was $5.8 million, or $0.17 per diluted share, as compared to net income of $3.5 million, or $0.10 per diluted share, for the same period in 2015.
Full Year 2016 Results
Total revenues for the twelve-month period ended December 31, 2016 were $191.6 million, as compared to $196.1 million for 2015. The 2% decrease in revenue was primarily driven by weaker Immunoassay and Virology that offset increased Molecular and Specialty Products sales in the fourth quarter of 2015.

Immunoassay revenue in 2016 declined 7% over 2015 to $121.4 million. Sofia revenue accounted for 42% of the total Immunoassay revenue, and QuickVue revenue accounted for 58%. Virology revenue sales decreased 8% over the same period to $40.1 million. Molecular revenue for the year grew 75% from the prior year to $9.5 million. Specialty Product revenue grew 25% to $11.2 million due to the Immutopics acquisition in the first quarter of 2016, and Other category revenue grew 23% to $9.4 million.

Cost of Sales for the full year 2016 increased by $1.7 million over 2015 to $73.4 million due to unfavorable product mix, with lower Influenza product sales in the same period as compared to the prior year. R&D expense for 2016 increased by $3.2 million over last year primarily due to an increase in development spending for the Savanna MDx platform and our next generation Sofia instrument, and an increase in clinical trials spending for our Solana and Sofia products. Sales and Marketing expense remained relatively flat over prior year. G&A decreased by $2.4 million in 2016, primarily due to reduced business development expenditures, as well as the suspension of the Medical Device Excise Tax. These decreases were partially offset by increased integration costs associated with the acquisition of Immutopics.

For the year ended 2016, net loss was $13.8 million, or $(0.42) per share, as compared to a net loss of $6.1 million, or $(0.18) per share, for the year ended 2015. On a non-GAAP basis, net income for the year ended 2016 was $6.2 million, or $0.19 per diluted share, as compared to net income of $11.2 million, or $0.32 per diluted share, for the year ended 2015.

Modification of Revenue Reporting Categories
During the fourth quarter of 2016, Quidel (the "company") modified its presentation of revenue to reflect how management strategically thinks about the business categories. In association with the change, the revenues of QuickVue® and Sofia® businesses will be reported within the company’s Immunoassay category, and the revenues of Solana®, AmpliVue® and Lyra® products will be reported in the company’s Molecular category. Quidel's Thyretain® and Diagnostic Hybrids, or DHI, revenues will be reported in the company's Virology category, and the Specialty Products Group, or SPG, revenues will be reported in the company's Specialty Products category. To view the original press release document describing this change, please visit Quidel's Investor Relations website at http://ir.quidel.com.

Non-GAAP Financial Information
The Company is providing non-GAAP financial information to exclude the effect of stock-based compensation, amortization of intangibles and certain non-recurring items on earnings (loss) and net earnings (loss) per share as a supplement to its consolidated financial statements, which are presented in accordance with generally accepted accounting principles in the U.S., or GAAP.

Management is providing the adjusted net earnings (loss) and adjusted net earnings (loss) per share information for the periods presented because it believes this enhances the comparison of the Company’s financial performance from period-to-period, and to that of its competitors. This press release is not meant to be considered in isolation, or as a substitute for results prepared in accordance with GAAP. A reconciliation of the non-GAAP financial measures to the comparable GAAP measures is included in this press release as part of the attached financial tables.

Conference Call Information
Quidel management will host a conference call to discuss the fourth quarter and full year 2016 results as well as other business matters today beginning at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time). During the conference call, management may answer questions concerning business and financial developments and trends. Quidel’s responses to these questions, as well as other matters discussed during the conference call, may contain or constitute material information that has not been previously disclosed.

To participate in the live call by telephone from the U.S., dial 877-930-5791, or from outside the U.S. dial 253-336-7286, and enter the pass code 5792-7056.

A live webcast of the call can be accessed at http://www.quidel.com, and the Web site replay will be available for 14 days. The telephone replay will be available for 48 hours beginning at 8:00 p.m. Eastern Time (5:00 p.m. Pacific Time) today by dialing 855-859-2056 from the U.S., or 404-537-3406 for international callers, and entering pass code 5792-7056.

About Quidel Corporation
Quidel Corporation serves to enhance the health and well-being of people around the globe through the development of diagnostic solutions that can lead to improved patient outcomes and provide economic benefits to the healthcare system. Marketed under the Sofia ®, QuickVue ® , D3 ® Direct Detection and Thyretain ® leading brand names, as well as under the new Solana ® , AmpliVue ® and Lyra™ molecular brands, Quidel’s products aid in the detection and diagnosis of many critical diseases and conditions, including, among others, influenza, respiratory syncytial virus, Strep A, herpes, pregnancy, thyroid disease and fecal occult blood. Quidel’s research and development engine is also developing a continuum of diagnostic solutions from advanced lateral-flow and direct fluorescent antibody to molecular diagnostic tests to further improve the quality of healthcare in physicians’ offices and hospital and reference laboratories. For more information about Quidel’s comprehensive product portfolio, visit quidel.com.

This press release contains forward-looking statements within the meaning of the federal securities laws that involve material risks, assumptions and uncertainties. Many possible events or factors could affect our future financial results and performance, such that our actual results and performance may differ materially from those that may be described or implied in the forward-looking statements. As such, no forward-looking statement can be guaranteed. Differences in actual results and performance may arise as a result of a number of factors including, without limitation, fluctuations in our operating results resulting from seasonality, the timing of the onset, length and severity of cold and flu seasons, government and media attention focused on influenza and the related potential impact on humans from novel influenza viruses, adverse changes in competitive conditions in domestic and international markets, changes in sales levels as it relates to the absorption of our fixed costs, lower than anticipated market penetration of our products, the reimbursement system currently in place and future changes to that system, changes in economic conditions in our domestic and international markets, the quantity of our product in our distributors’ inventory or distribution channels, changes in the buying patterns of our distributors, and changes in the healthcare market and consolidation of our customer base; our development and protection of intellectual property; our development of new technologies, products and markets; our reliance on a limited number of key distributors; our reliance on sales of our influenza diagnostics tests; our ability to manage our growth strategy, including our ability to integrate companies or technologies we have acquired or may acquire; intellectual property risks, including but not limited to, infringement litigation; our debt service requirements; our inability to settle conversions of our Convertible Senior Notes in cash; the effect on our operating results from the trigger of the conditional conversion feature of our Convertible Senior Notes; the possibility that we may incur additional indebtedness; our need for additional funds to finance our operating needs; volatility and disruption in the global capital and credit markets; acceptance of our products among physicians and other healthcare providers; competition with other providers of diagnostic products; adverse actions or delays in new product reviews or related to currently-marketed products by the U.S. Food and Drug Administration (the “FDA”); changes in government policies; compliance with other government regulations, such as safe working conditions, manufacturing practices, environmental protection, fire hazard and disposal of hazardous substances; third-party reimbursement policies; our ability to meet demand for our products; interruptions in our supply of raw materials; product defects; business risks not covered by insurance and exposure to other litigation claims; interruption to our computer systems; competition for and loss of management and key personnel; international risks, including but not limited to, compliance with product registration requirements, exposure to currency exchange fluctuations and foreign currency exchange risk sharing arrangements, longer payment cycles, lower selling prices and greater difficulty in collecting accounts receivable, reduced protection of intellectual property rights, political and economic instability, taxes, and diversion of lower priced international products into U.S. markets; dilution resulting from future sales of our equity; volatility in our stock price; provisions in our charter documents, Delaware law and our Convertible Senior Notes that might delay or impede stockholder actions with respect to business combinations or similar transactions; and our intention of not paying dividends. Forward-looking statements typically are identified by the use of terms such as “may,” “will,” “should,” “might,” “expect,” “anticipate,” “estimate,” “plan,” “intend,” “goal,” “project,” “strategy,” “future,” and similar words, although some forward-looking statements are expressed differently. The risks described in reports and registration statements that we file with the Securities and Exchange Commission (the “SEC”) from time to time, should be carefully considered. You are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date of this press release. Except as required by law, we undertake no obligation to publicly release the results of any revision or update of these forward-looking statements, whether as a result of new information, future events or otherwise.
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QUIDEL CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data; unaudited)

	Three months ended December 31,
	2016	2015
Total revenues	$52,808	$52,412
Cost of sales (excludes amortization of intangible assets from acquired businesses and technology)	19,119	18,122
Research and development	7,508	9,939
Sales and marketing	11,445	12,063
General and administrative	6,530	7,408
Amortization of intangible assets from acquired businesses and technology	2,291	2,218
Total costs and expenses	46,893	49,750
Operating income	5,915	2,662
Interest expense, net	(3,141)	(2,989)
Income (loss) before provision for income taxes	2,774	(327)
Provision for income taxes	4,724	50
Net loss	$(1,950)	$(377)

Basic and diluted loss per share	$(0.06)	$(0.01)

Weighted shares used in basic and diluted per share calculations	32,895	33,522

Gross profit as a % of total revenues	64%	65%
Research and development as a % of total revenues	14%	19%
Sales and marketing as a % of total revenues	22%	23%
General and administrative as a % of total revenues	12%	14%

Condensed balance sheet data (in thousands):	12/31/2016	12/31/2015
Cash, cash equivalents and restricted cash	$169,508	$191,534
Accounts receivable, net	24,990	18,398
Inventories	26,045	26,388
Total assets	388,250	406,505
Long-term debt	148,319	147,329
Stockholders’ equity	200,630	218,676

QUIDEL CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data; unaudited)

	Twelve months ended December 31,
	2016	2015
Total revenues	$191,603	$196,129
Cost of sales (excludes amortization of intangible assets from acquired businesses and technology)	73,414	71,688
Research and development	38,672	35,514
Sales and marketing	47,821	47,886
General and administrative	27,062	29,447
Amortization of intangible assets from acquired businesses and technology	9,073	8,856
Total costs and expenses	196,042	193,391
Operating (loss) income	(4,439)	2,738
Interest expense, net	(11,760)	(12,035)
Loss before benefit for income taxes	(16,199)	(9,297)
Benefit for income taxes	(2,391)	(3,218)
Net loss	$(13,808)	$(6,079)

Basic and diluted loss per share	$(0.42)	$(0.18)

Weighted shares used in basic and diluted per share calculations	32,708	34,104

Gross profit as a % of total revenues	62%	63%
Research and development as a % of total revenues	20%	18%
Sales and marketing as a % of total revenues	25%	24%
General and administrative as a % of total revenues	14%	15%

QUIDEL CORPORATION
Reconciliation of Non-GAAP Financial Information
(In thousands, except per share data; unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015
	(unaudited)		(unaudited)
Net loss - GAAP	$(1,950)	$(377)	$(13,808)	$(6,079)
Add:
Non-cash stock compensation expense	2,166	1,706	7,986	7,419
Amortization of intangibles	2,400	2,367	9,532	10,091
Impairment loss	—	—	—	—
Amortization of debt discount and issuance costs	1,353	1,351	5,375	5,340
One-time business development expenses	143	—	711	2,390
Income tax impact of valuation allowance for deferred tax assets	3,835	(34)	4,687	756
Income tax impact of non-cash stock compensation expense, amortization of intangibles, debt discount and issuance costs and one-time business development expenses	(2,121)	(1,520)	(8,261)	(8,733)
Adjusted net income	$5,826	$3,493	$6,222	$11,184
Basic earnings per share:
Adjusted net earnings	$0.18	$0.10	$0.19	$0.33
Net loss - GAAP	$(0.06)	$(0.01)	$(0.42)	$(0.18)
Diluted earnings per share:
Adjusted net earnings	$0.17	$0.10	$0.19	$0.32
Net loss - GAAP	$(0.06)	$(0.01)	$(0.42)	$(0.18)